EXHIBIT 99.1

DIGITAL ANGEL RECEIVES UNSOLICITED PROPOSAL FOR ACQUISITION

SO. ST. PAUL, MN – September 16, 2010 -- Digital Angel (NASDAQ: DIGA), an advanced technology company in the field of animal identification and emergency identification solutions, today confirmed that it has received an unsolicited, non-binding proposal from PositiveID Corporation (NASDAQ: PSID) that, subject to due diligence and other unstated conditions, PSID is prepared to make an offer to purchase all the outstanding common shares of Digital Angel for $0.60 per share in PositiveID common stock.  Additional details of the possible offer have not yet been made available.

The Digital Angel Board of Directors will in any event review the terms of this non-binding proposal this month at its next regularly scheduled meeting.

About Digital Angel
Digital Angel (NASDAQ: DIGA) is an advanced technology company in the field of animal identification and emergency identification solutions. Digital Angel's products are utilized around the world in such applications as pet identification, using its patented, FDA-approved implantable microchip; livestock identification and herd management using visual and radio frequency identification (RFID) ear tags; and global positioning systems (GPS) search and rescue beacons for army, navy and air force applications worldwide. For further information please visit www.digitalangel.com.

KCSA Strategic Communications
Todd Fromer / Rob Fink
212-896-1206
digitalangel@kcsa.com

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